Exhibit 99.1

Contact:

Fuse Medical, Inc.

Attention: Devon Peddie, Investor Relations Analyst

1565 North Central Expressway, Suite 220

Richardson, Texas 75080

Office (469) 862-3030

Facsimile (469) 862-3035

info@Fusemedical.com

FUSE MEDICAL, INC.

Fuse Medical, Inc. Announces Engagement of Montgomery, Coscia, Greilich, LLP.

RICHARDSON, TX, January 11, 2018 /Businesswire/ -- Fuse Medical, Inc., (OTC: FZMD), (“Fuse” or the “Company”), announced the appointment of Montgomery, Coscia, Greilich, LLP, (“MCG”), headquarter in Plano, Texas as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The Company’s Board of Directors and management believe that MCG’s size and expertise more closely align with the strategic vision for the Company following the previously-announced closing of the acquisition of CPM Medical Consultants, LLC on December 31, 2017.

Bill McLaughlin, the Chief Financial Officer of Fuse, said “We are delighted with the expertise MCG brings to the table, and we believe that MCG’s in-depth capabilities closely align with our increasing larger economic footprint and strategic growth plans.”

About Montgomery, Coscia, Greilich, LLP.

MCG is a full-service professional accounting firm located in Plano, Texas. The firm offers traditional accounting services as well as transaction advisory, financial advisory, and strategy and management consulting. MCG provides a forward-looking audit strategy that focuses on risk and stakeholders’ needs and is designed to increase quality and efficiency in the financial statement reporting process. For more information, visit: https://www.mcggroup.com/

1565 North Central Expressway, Suite 220, Richardson, Texas 75080

(469) 862-3030 Office • Facsimile (469) 862-3035

Exhibit 99.1

About Fuse Medical, Inc.

Fuse provides a broad portfolio of orthopedic implants including internal and external fixation products; upper and lower extremity plating; total joint reconstruction; soft tissue fixation and augmentation for sports medicine procedures; full spinal implants for trauma, degenerative disc disease, and deformity indications; human allografts, substitute bone materials, and tendons; and

regenerative tissues and fluids to augment orthopedic surgeries and wound care. For more information about Fuse, please visit:www.fusemedical.com.

Forward Looking Statements

Certain statements in this press release, including those related to an anticipated purchase of all of the outstanding membership units and plans for the consolidated company, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” or similar expressions or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based only on information available to the Company as of the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission; the failure of the Company to close the transaction; and integration issues with the consolidated company. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

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